                                                                EXHIBIT  11
                                                                -----------

COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                     Quarter Ended
                                  ---------------------
                                  March 27    March 28
                                    1994        1993
                                  ---------   ---------
PRIMARY

Average shares outstanding          54,752      55,103

Net effect of dilutive
    stock options - based on the
    Treasury Stock method using
    the average market price           481         644
                                  ---------   ---------
              TOTAL                 55,233      55,747
                                  =========   =========
Net Income                         $30,372     $23,136
                                  =========   =========
Per Share amount
   from net income                   $0.55       $0.42
                                  =========   =========

FULLY DILUTED

Average shares outstanding          54,752      55,103

Net effect of dilutive
  options - based upon Treasury
  Stock method using the higher
  of quarter-end or average
  market price                         572         643
                                  ---------   ---------
              TOTAL                 55,324      55,746
                                  =========   =========
Net Income                         $30,372     $23,136
                                  =========   =========
Per Share amount
   from net income                   $0.55       $0.42
                                  =========   =========

                                             -16-

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